Exhibit 2.5

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is dated as of February 7, 2003 and entered into by and between Insignia Solutions, Inc., a Delaware corporation (“Grantor”) and Esmertec A.G., as lender pursuant to the Loan Agreement referenced below (together with any successor lender under the Loan Agreement, “Secured Party”).

PRELIMINARY STATEMENTS

A.                                   Pursuant to the Loan Agreement dated as of February 7, 2003 (said Loan Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Loan Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Insignia Solutions plc, a company incorporated in England, as borrower (“Company”), Grantor, the other guarantors party thereto and Secured Party, Secured Party has made certain commitments, subject to the terms and conditions set forth in the Loan Agreement, to extend certain credit facilities to Company.

B.                                     Pursuant to the Loan Agreement, Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Loan Agreement, including without limitation the obligation of Company to make payments thereunder in the event of early termination thereof.

NOW, THEREFORE, in consideration of the premises and in order to induce Secured Party to make Loans and other extensions of credit under the Loan Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Secured Party as follows:

Section 1.                                          Grant of Security.

Grantor hereby assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing, whether tangible or intangible, or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Collateral”):

(a)  all equipment in all of its forms, all parts thereof and all accessions thereto (any and all such equipment, parts and accessions being the “Equipment”);

(b)  all inventory in all of its forms, including but not limited to (i) all goods held by Grantor for sale or lease or to be furnished under contracts of service or so leased or furnished, (ii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in Grantor’s business, (iii) all goods in which Grantor has an interest in mass or a joint or other interest or right of any kind, and (iv) all goods which are returned to or repossessed by Grantor and all accessions thereto and products thereof (collectively the “Inventory”) and all negotiable and non-negotiable documents of title (including without limitation warehouse receipts, dock receipts and bills of lading) issued by any Person covering any Inventory (any such negotiable document of title being a “Negotiable Document of Title”; “Person” meaning and including natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.);

(c)  all accounts, contract rights, chattel paper, documents, instruments, letter-of-credit rights and other rights and obligations of any kind owned by or owing to Grantor and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, documents, instruments, letter-of-credit rights or other rights and obligations (any and all such accounts, contract rights, chattel paper, documents, instruments, letter-of-credit rights and other rights and obligations being the “Accounts”, and any and all such security agreements, leases and other contracts being the “Related Contracts”);

(d)  all deposit accounts, including the restricted deposit account established and maintained by Secured Party pursuant to Section 12 (the “Collateral Account”), together with (i) all amounts on deposit from time to time in such deposit accounts and (ii) all interest, cash, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing (“Deposit Accounts”);

(e)  the “Securities Collateral”, which term means:

(i)                                     all shares of stock,  partnership interests, interests in joint ventures, limited liability company interests and all other equity interests in a Person that is, or becomes, a direct Subsidiary of, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing now or hereafter owned by Grantor, including those owned on the date hereof and described on Schedule 1(e)(i), and the certificates or other instruments representing any of  the foregoing and any interest of  Grantor in the entries on the books of any securities intermediary pertaining thereto (the “Pledged Shares”), and all dividends, distributions, returns of capital, cash, warrants, option, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the stockholders, partners, members or other owners thereof and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares; provided, that if the issuer of any of such Pledged Shares is a controlled foreign corporation (used hereinafter as such term is defined in Section 957(a) or a successor provision of the Internal Revenue Code), the Pledged Shares shall not include any shares of stock of such issuer in excess of the number of shares of such issuer possessing up to but not exceeding 65% of the voting power of all classes of capital stock entitled to vote of such issuer, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares;

(ii)                                  all indebtedness from time to time owed to Grantor by any obligor that is, or becomes, a direct or indirect Subsidiary of Grantor, or by any obligor of which

Grantor is a direct or indirect Subsidiary, including the indebtedness described on Schedule 1(e)(ii) and issued by the obligors named therein, and the instruments evidencing such indebtedness (the “Pledged Debt”), and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt; and

(iii)                               all other investment property of Grantor;

(f)  the “Intellectual Property Collateral”, which term means:

(i)                                     all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks specifically identified in Schedule 1(f)(i), as the same may be amended pursuant hereto from time to time) (collectively, the “Trademarks”), all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations and applications specifically identified in Schedule 1(f)(i), as the same may be amended pursuant hereto from time to time) (the “Trademark Registrations”), all common law and other rights in and to the Trademarks in the United States and any state thereof and in foreign countries (the “Trademark Rights”), and all goodwill of Grantor’s business symbolized by the Trademarks and associated therewith (the “Associated Goodwill”):

(ii)                                  all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by Grantor in whole or in part (including, without limitation, the patents and patent applications listed in Schedule 1(f)(ii), as the same may be amended pursuant hereto from time to time), all rights corresponding thereto (including, without limitation, the right, exercisable only upon the occurrence and during the continuation of an Event of Default, to sue for past, present and future infringements in the name of Grantor or in the name of Secured Party), and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof (all of the foregoing being collectively referred to as the “Patents”); it being understood that the rights and interests included in the Intellectual Property Collateral hereby shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of Grantor pertaining to patent applications and patents presently or in the future owned or used by third parties but, in the case of third parties which are not Affiliates of Grantor, only to the extent permitted by such licensing or other contracts and, if not so permitted, only with the consent of such third parties; and

(iii)                               all rights, title and interest (including rights acquired pursuant to a license or otherwise) under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software, layouts, trade dress, drawings, designs, writings, and formulas owned by Grantor (including, without limitation, the works listed on Schedule 1(f)(iii), as the same may be amended pursuant hereto from time to time) (collectively, the “Copyrights”), all copyright registrations issued to Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon by Grantor in the United States and any state thereof and in foreign countries (including, without limitation, the registrations listed on Schedule 1(f)(iii), as the same may be amended pursuant hereto from time to time) (collectively, the “Copyright Registrations”), all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements) (the “Copyright Rights”), including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of Grantor), authored (as a work for hire for the benefit of Grantor), or acquired by Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits), the right to renew and extend such Copyright Registrations and Copyright Rights and to register works protectable by copyright and the right to sue for past, present and future infringements of the Copyrights and Copyright Rights;

(g)  all information used or useful or arising from the business including all goodwill, trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information;

(h)  the agreements listed in Schedule 1(h), as each such agreement may be amended, restated, supplemented or otherwise modified from time to time (said agreements, as so amended, restated, supplemented or otherwise modified, being referred to herein individually as an “Assigned Agreement” and collectively as the “Assigned Agreements”), including, without limitation, (i) all rights of Grantor to receive moneys due or to become due under or pursuant to the Assigned Agreements, (ii) all rights of Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) all claims of Grantor for damages arising out of any breach of or default under the Assigned Agreements, and (iv) all rights of Grantor to terminate, amend, supplement, modify or exercise rights or options under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

(i)  to the extent not included in any other paragraph of this Section 1, all general intangibles, including, without limitation, tax refunds, payment intangibles, other rights to payment or performance, choses in action, software and judgments taken on any rights or claims included in the Collateral);

(j)  all plant fixtures, business fixtures and other fixtures and storage and office facilities, and all accessions thereto and products thereof;

(k)  all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(l)  all proceeds, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.  For purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Each item of Collateral listed in this Section 1 that is defined in Divisions 8 or 9 of the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of California (the “UCC”) shall have the meaning set forth in the UCC, it being the intention of the Grantor that the description of the Collateral set forth above be construed to include the broadest possible range of assets, except for assets expressly excluded as set forth above.

Section 2.                                          Security for Obligations.

(a)  This Agreement secures, and the Collateral assigned by Grantor is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all Secured Obligations of Grantor.  “Secured Obligations” means all obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Loan Agreement and the other Finance Documents; together with all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Grantor, would accrue on such obligations, whether or not a claim is allowed against Grantor for such interest in the related bankruptcy proceeding), fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantor now or hereafter existing under this Agreement.

Section 3.                                          Grantor Remains Liable.

Anything contained herein to the contrary notwithstanding, (a)  Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.                                          Representations and Warranties.

Grantor represents and warrants as follows:

(a)  Ownership of Collateral.  Except as expressly permitted by the Loan Agreement and for the security interest created by this Agreement, Grantor owns the Collateral free and clear of any Security.  Except as expressly permitted by the Loan Agreement and such as may have been filed in favor of Secured Party relating to this Agreement, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

(b)  Locations of Equipment and Inventory.  All of the Equipment and Inventory is, as of the date hereof located at the places specified in Schedule 4(b), except for Inventory which, in the ordinary course of business, is in transit either (i) from a supplier to Grantor, (ii) between the locations specified in Schedule 4(b), or (iii) to customers of Grantor.

(c)  Negotiable Documents of Title.  No Negotiable Documents of Title are outstanding with respect to any of the Inventory.

(d)  Office Locations; Type and Jurisdiction of Organization.  The chief place of business, the chief executive office and the office where Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts are, as of the date hereof, and have been for the four month period preceding the date hereof, located at the locations set forth on Schedule 4(d); Grantor’s type of organization (i.e. corporation, limited partnership, etc.), jurisdiction of organization and organization number provided by the applicable Government Authority of the jurisdiction of organization are listed on Schedule 4(d).  “Government Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

(e)  Names.  Grantor (or predecessor by merger or otherwise of Grantor) has not, within the four month period preceding the date hereof, had a different name from the name of Grantor listed or the signature pages hereof.

(f)  Delivery of Certain Collateral.  All certificates or instruments (excluding checks) evidencing, comprising or representing the Collateral (including, without limitation, the Securities Collateral) have been delivered to Secured Party duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.

(g)  Securities Collateral.  (i) All of the Pledged Shares described on Schedule 1(e)(i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) all of the Pledged Debt described on Schedule 1(e)(ii) has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default; (iii) the Pledged Shares constitute all of the issued and outstanding shares of stock or other equity interests of each issuer thereof (subject to the proviso to Section 1(e)(i) with respect to shares of a foreign controlled corporation), and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares; (iv) the Pledged Debt constitutes all of the issued and outstanding intercompany indebtedness evidenced by a promissory note of the respective issuers thereof owing to Grantor; (v) Schedule 1(e)(i) sets forth all of the Pledged Shares owned by Grantor on the date hereof; and (vi) Schedule 1(e)(ii) sets forth all of the Pledged Debt in existence on the date hereof.

(h)  Intellectual Property Collateral.

(i)                                     a true and complete list of all Trademark Registrations and Trademark applications owned, held (whether pursuant to a license or otherwise) or used by Grantor, in whole or in part, is set forth in Schedule 1(f)(i);

(ii)                                  a true and complete list of all Patents owned, held (whether pursuant to a license or otherwise) or used by Grantor, in whole or in part, is set forth in Schedule 1(f)(ii);

(iii)                               a true and complete list of all Copyright Registrations and applications for Copyright Registrations held (whether pursuant to a license or otherwise) by Grantor, in whole or in part, is set forth in Schedule 1(f)(iii);

(iv)                              after reasonable inquiry, Grantor is not aware of any pending or threatened claim by any third party that any of the Intellectual Property Collateral owned, held or used by Grantor is invalid or unenforceable; and

(v)                                 no effective security interest or other Security covering all or any part of the Intellectual Property Collateral is on file in the United States Patent and Trademark Office or the United States Copyright Office.

(i)  Perfection.  The security interests in the Collateral granted to Secured Party hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations.  Upon (i) the filing of UCC financing statements naming Grantor as “debtor”, naming Secured Party as “secured party” and describing the Collateral in the filing offices set forth on Schedule 4(i), (ii) in the case of the Securities Collateral consisting of certificated securities or evidenced by instruments, delivery of the certificates representing such certificated securities and delivery of such instruments to Secured Party, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, (iii) in the case of the Intellectual Property Collateral, in addition to the filing of such UCC financing statements, the filing of a Grant of Trademark Security Interest, substantially in the form of Exhibit I, and a Grant of Patent Security Interest, substantially in the form of Exhibit II, with the United States Patent and Trademark Office and the filing of a Grant of Copyright Security Interest, substantially in the form of Exhibit III, with the United States Copyright Office (each such Grant of Trademark Security Interest, Grant of Patent Security Interest and Grant of Copyright Security Interest being referred to herein as a “Grant”), and (iv) in the case of Equipment that is covered by a certificate of title, the filing with the registrar of motor vehicles or other appropriate authority in the applicable jurisdiction of an application requesting the notation of the security interest created hereunder on such certificate of title, the security interests in the Collateral granted to Secured Party will constitute perfected security interests therein prior to all other Security, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly made or taken.

Section 5                                             Further Assurances.

(a)  Generally.  From time to time, at its own expense, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, Grantor will:  (i) at the request of Secured Party, mark conspicuously each item of chattel paper included in the Accounts, each Related Contract and, at the request of Secured Party, each of its records pertaining to the Collateral, with a legend, in form and substance satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) at the request of Secured Party, deliver and pledge to Secured Party hereunder all promissory notes and other instruments (including checks) and all original counterparts of chattel paper constituting Collateral, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party, (iii) (A) execute and file such financing or continuation statements, or amendments thereto, (B) execute and deliver, and cause to be executed and delivered, agreements establishing that Secured Party has control of specified items of Collateral and (C) deliver such other instruments or notices, in each case, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail, (v) promptly after the acquisition by Grantor of any item of Equipment that is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, (vi) within 30 days after the end of each calendar quarter, deliver to Secured Party copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby, (vii) at any reasonable time, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, (viii) at Secured Party’s request, appear in and defend any action or proceeding that may affect Grantor’s title to or Secured Party’s security interest in all or any part of the Collateral, and (ix) use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest to Secured Party with respect to any Collateral. Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Grantor.  Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

(b)  Securities Collateral.  Without limiting the generality of the foregoing Section 5(a), Grantor agrees that it will, upon obtaining any additional shares of stock or other securities required to be pledged hereunder, promptly (and in any event within five Business Days) deliver to Secured Party a Pledge Supplement, duly executed by Grantor, in substantially the form of Exhibit IV (a “Pledge Supplement”), in respect of the additional Pledged Shares or Pledged Debt to be pledged pursuant to this Agreement.  Upon each delivery of a Pledge Supplement to Secured Party, the representations and warranties contained in clauses (i)-(iv) of Section 4(g) hereof shall be deemed to have been made by Grantor as to the Securities Collateral described in such Pledge Supplement as of the date thereof.  Grantor hereby authorizes Secured Party to attach each Pledge Supplement to this Agreement and agrees that all Pledged Shares or Pledged Debt of Grantor listed on any Pledge Supplement shall for all purposes hereunder be considered Collateral of Grantor; provided, the failure of Grantor to execute a Pledge Supplement with respect to any additional Pledged Shares or Pledged Debt pledged pursuant to this Agreement shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.

(c)  Intellectual Property Collateral.  Without limiting the generality of the foregoing Section 5(a), if Grantor shall hereafter obtain rights to any new Intellectual Property Collateral or become entitled to the benefit of (i) any patent application or patent or any reissue, division, continuation, renewal, extension or continuation-in-part of any Patent or any improvement of any Patent or (ii) any Copyright Registration, application for Copyright Registration or renewals or extension of any Copyright, then in any such case, the provisions of this Agreement shall automatically apply thereto.  Grantor shall promptly notify Secured Party in writing of any of the foregoing rights acquired by Grantor after the date hereof and of (i) any Trademark Registrations issued or application for a Trademark Registration or application for a Patent made, and (ii) any Copyright Registrations issued or applications for Copyright Registration made, in any such case, after the date hereof.  Promptly after the filing of an application for any (1) Trademark Registration; (2) Patent; and (3) Copyright Registration, Grantor shall execute and deliver to Secured Party and record in all places where a Grant is recorded an IP Supplement, substantially in the form of Exhibit V (an “IP Supplement”), pursuant to which Grantor shall grant to Secured Party a security interest to the extent of its interest in such Intellectual Property Collateral; provided, if, in the reasonable judgment of Grantor, after due inquiry, granting such interest would result in the grant of a Trademark Registration or Copyright Registration in the name of Secured Party, Grantor shall give written notice to Secured Party as soon as reasonably practicable and the filing shall instead be undertaken as soon as practicable but in no case later than immediately following the grant of the applicable Trademark Registration or Copyright Registration, as the case may be.  Upon delivery to Secured Party of an IP Supplement, Schedules 1(f)(i), 1(f)(ii), and 1(f)(iii) hereto and Schedule A to each Grant, as applicable, shall be deemed modified to include reference to any right, title or interest in any existing Intellectual Property Collateral or any Intellectual Property Collateral included on Schedule A to such IP Supplement.  Grantor hereby authorizes Secured Party to modify this Agreement without the signature or consent of Grantor by attaching Schedules 1(f)(i), 1(f)(ii), and 1(f)(iii), as applicable, that have been modified to include such Intellectual Property Collateral or to delete any reference to any right, title or interest in any Intellectual Property Collateral in which Grantor no longer has or claims any right, title or interest; provided, the failure of Grantor to execute an IP Supplement with respect to any additional Intellectual Property Collateral pledged pursuant to this Agreement shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.

Section 6.                                          Certain Covenants of Grantor.

Grantor shall:

(a)  not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(b)  notify Secured Party of any change in Grantor’s name, identity or corporate structure within 15 days of such change;

(c)  give Secured Party 30 days’ prior written notice of any change in Grantor’s chief place of business, chief executive office or residence or the office where Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts or a reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of Grantor;

(d)  if Secured Party gives value to enable Grantor to acquire rights in or the use of any Collateral, use such value for such purposes; and

(e)  except as expressly permitted by the Loan Agreement, pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, services, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided that Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against Grantor or any of the Collateral as a result of the failure to make such payment.

Section 7.                                          Special Covenants With Respect to Equipment and Inventory.

Grantor shall:

(a)  keep the Equipment and Inventory owned by Grantor at the places therefor specified on Schedule 4(b) or, upon 30 days’ prior written notice to Secured Party, at such other places in jurisdictions where all action that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory shall have been taken;

(b)  cause the Equipment owned by Grantor to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with Grantor’s past practices, and shall forthwith make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.  Grantor shall promptly furnish to Secured Party a statement respecting any material loss or damage to any of the Equipment owned by Grantor;

(c)  keep correct and accurate records of Inventory owned by Grantor, itemizing and describing the kind, type and quantity of such Inventory, Grantor’s cost therefor and (where applicable) the current list prices for such Inventory;

(d)  if any Inventory is in possession or control of any of Grantor’s agents or processors, if the aggregate book value of all such Inventory exceeds $10,000, and in any event upon the occurrence of an Event of Default, instruct such agent or processor to hold all such Inventory for the account of Secured Party and subject to the instructions of Secured Party;

(e)  promptly upon the issuance and delivery to Grantor of any Negotiable Document of Title, deliver such Negotiable Document of Title to Secured Party;

(f)  Grantor shall, at its own expense, maintain insurance with respect to the Equipment and Inventory in accordance with the terms of the Loan Agreement; and

(g)  upon (i) the occurrence and during the continuation of any Event of Default or (ii) the actual or constructive loss (in excess of  $10,000 per occurrence) of any Equipment or Inventory, all insurance payments in respect of such Equipment or Inventory shall be paid to and applied by Secured Party as specified in Section 18.

Section 8.                                          Special Covenants with respect to Accounts and Related Contracts.

(a)  Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Accounts and Related Contracts, and all originals of all chattel paper that evidence Accounts, at the locations therefor set forth on Schedule 4(d), upon 30 days’ prior written notice to Secured Party, at such other location in a jurisdiction where all action that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken.  Grantor will hold and preserve such records and chattel paper and will permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such records and chattel paper, and Grantor agrees to render to Secured Party, at Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.  Promptly upon the request of Secured Party, Grantor shall deliver to Secured Party complete and correct copies of each Related Contract.

(b)  Grantor shall, for not less than three (3) years from the date on which each Account of Grantor arose, maintain (i) complete records of such Account, including records of all payments received, credits granted and merchandise returned, and (ii) all documentation relating thereto.

(c)  Except as otherwise provided in this subsection (c), Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor under the Accounts and Related Contracts.  In connection with such collections, Grantor may take (and, upon the occurrence and during the continuance of an Event of Default at Secured Party’s direction, shall take) such action as Grantor or Secured Party may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default or a Default and upon written notice to Grantor of its intention to do so, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to Grantor thereunder directly to Secured Party, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party and, upon such notification and at the expense of Grantor, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor might have done.  After receipt by Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of the Accounts and the Related Contracts shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 18, and (ii) Grantor shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

Section 9.                                          Special Covenants With Respect to the Securities Collateral.

(a)  Delivery.  Grantor agrees that all certificates or instruments representing or evidencing the Securities Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party.  Secured

Party shall have the right at any time to exchange certificates or instruments representing or evidencing Securities Collateral for certificates or instruments of smaller or larger denominations.

(b)  Covenants.  Grantor shall (i) not, except as expressly permitted by the Loan Agreement, permit any issuer of Pledged Shares to merge or consolidate unless all the outstanding capital stock or other equity interests of the surviving or resulting Person is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent corporation; provided, if the surviving or resulting Person upon any such merger or consolidation involving an issuer of Pledged Shares which is a controlled foreign corporation is a controlled foreign corporation, then Grantor shall only be required to pledge outstanding capital stock of such surviving or resulting Person possessing up to but not exceeding 65% of the voting power of all classes of capital stock of such issuer entitled to vote; (ii) cause each issuer of Pledged Shares not to issue any stock, other equity interests or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to Grantor; (iii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock, other equity interests or other securities of each issuer of Pledged Shares; (iv) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all shares of stock or other equity interests of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of such Grantor; provided, notwithstanding anything contained in this clause (iv) to the contrary, Grantor shall only be required to pledge the outstanding capital stock of a controlled foreign corporation possessing up to but not exceeding 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote; (v) pledge hereunder, immediately upon their issuance, any and all instruments or other evidences of additional indebtedness from time to time owed to Grantor by any obligor on the Pledged Debt; (vi) pledge hereunder, immediately upon their issuance, any and all instruments or other evidences of indebtedness from time to time owed to Grantor by any Person that after the date of this Agreement becomes, as a result of any occurrence, a direct or indirect Subsidiary of Grantor; (vii) promptly notify Secured Party of any event of which Grantor becomes aware causing loss or depreciation in the value of the Securities Collateral; (viii) promptly deliver to Secured Party all written notices received by it with respect to the Securities Collateral; and (ix), at the request of Secured Party, promptly execute and deliver to Secured Party an agreement providing for the control, as that term is defined in the UCC, by Secured Party of all securities entitlements and securities accounts of Grantor.

(c)  Voting and Distributions.  So long as no Event of Default shall have occurred and be continuing, (i) Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Loan Agreement; provided, Grantor shall not exercise or refrain from exercising any such right if Secured Party shall have notified Grantor that, in Secured Party’s judgment, such action would have a material adverse effect on the value of the Securities Collateral or any part thereof; and provided further, Grantor shall give Secured Party at least five Business Days’ prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right (it being understood, however, that neither (A) the voting by Grantor of any Pledged Shares for or Grantor’s consent to the election of directors or other members of a governing body of an issuer of Pledged Shares at a regularly scheduled annual or other meeting of stockholders or holders of equity interests or with respect to incidental matters at any such meeting, nor (B) Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Loan Agreement shall be deemed inconsistent with the terms of this Agreement or the Loan Agreement within the meaning of this Section, and no notice of any such voting or consent need be given to Secured Party); (ii) Grantor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends, other distributions and interest paid in respect of the Securities Collateral; provided, any and all (A) dividends, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Securities Collateral, (B) dividends and other distributions paid or payable in cash in respect of any Securities Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal or in redemption of or in exchange for any Securities Collateral, shall be, and shall forthwith be delivered to Secured Party to hold as, Securities Collateral and shall, if received by Grantor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Grantor and be forthwith delivered to Secured Party as Securities Collateral in the same form as so received (with all necessary endorsements); and (iii) Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to Grantor all such proxies, dividend payment orders and other instruments as Grantor may from time to time reasonably request for the purpose of enabling Grantor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to clause (i) above and to receive the dividends, distributions, principal or interest payments which it is authorized to receive and retain pursuant to clause (ii) above.

Upon the occurrence and during the continuation of an Event of Default, (x) upon written notice from Secured Party to Grantor, all rights of Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights; (y) all rights of Grantor to receive the dividends, other distributions and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Securities Collateral such dividends, other distributions and interest payments; and (z) all dividends, principal, interest payments and other distributions which are received by Grantor contrary to the provisions of clause (ii) of the immediately preceding paragraph or clause (y) above shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Grantor and shall forthwith be paid over to Secured Party as Securities Collateral in the same form as so received (with any necessary endorsements).

In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (I) Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request, and (II) without limiting the effect of clause (I) above, Grantor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including giving or withholding written consents of shareholders or other holders of equity interests, calling special meetings of shareholders or other holders of equity interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Shares or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

Section 10.                                   Special Covenants With Respect to the Intellectual Property Collateral.

(a)  Grantor shall:

(i)                                     diligently keep reasonable records respecting the Intellectual Property Collateral and at all times keep at least one complete set of its records concerning such Collateral at its chief executive office or principal place of business;

(ii)                                  use best efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way impair or prevent the creation of a security interest in, or the assignment of, Grantor’s rights and interests in any property included within the definitions of any Intellectual Property Collateral acquired under such contracts;

(iii)                               take any and all reasonable steps to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Intellectual Property Collateral, including, without limitation, where appropriate entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

(iv)                              use proper statutory notice in connection with its use of any of the Intellectual Property Collateral;

(v)  use a commercially appropriate standard of quality (which may be consistent with Grantor’s past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks; and

(vi)                              furnish to Secured Party from time to time at Secured Party’s reasonable request statements and schedules further identifying and describing any Intellectual Property Collateral and such other reports in connection with such Collateral, all in reasonable detail.

(b)  Except as otherwise provided in this Section 10, Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor in respect of the Intellectual Property Collateral or any portion thereof.  In connection with such collections, Grantor may take (and, after the occurrence and during the continuance of any Event of Default at Secured Party’s reasonable direction, shall take) such action as Grantor or Secured Party may deem reasonably necessary or advisable to enforce collection of such amounts; provided,

Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to Secured Party, and, upon such notification and at the expense of Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor might have done.  After receipt by Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence and during the continuation of any Event of Default, (i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to Grantor in respect of the Intellectual Property Collateral or any portion thereof shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 18, and (ii) Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(c)  Grantor shall have the duty diligently, through counsel reasonably acceptable to Secured Party, to prosecute, file and/or make, unless and until Grantor, in its commercially reasonable judgment, decides otherwise, (i) any application relating to any of the Intellectual Property Collateral owned, held or used by Grantor and identified on Schedules 1(f)(i), 1(f)(ii) or 1(f)(iii), as applicable, that is pending as of the date of this Agreement, (ii) any Copyright Registration on any existing or future unregistered but copyrightable works (except for works of nominal commercial value or with respect to which Grantor has determined in the exercise of its commercially reasonable judgment that it shall not seek registration), (iii) application on any future patentable but unpatented innovation or invention comprising Intellectual Property Collateral, and (iv) any Trademark opposition and cancellation proceedings, renew Trademark Registrations and Copyright Registrations and do any and all acts which are necessary or desirable to preserve and maintain all rights in all Intellectual Property Collateral.  Any expenses incurred in connection therewith shall be borne solely by Grantor.  Subject to the foregoing, Grantor shall give Secured Party prior written notice of any abandonment of any Intellectual Property Collateral or any pending patent application or any Patent.

(d)  Except as provided herein, Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution, misappropriation  or other damage, or reexamination or reissue proceedings as are necessary to protect the Intellectual Property Collateral.  Secured Party shall provide, at Grantor’s expense, all reasonable and necessary cooperation in connection with any such suit, proceeding or action including, without limitation, joining as a necessary party.  Grantor shall promptly, following its becoming aware thereof, notify Secured Party of the institution of, or of any adverse determination in, any proceeding (whether in the United States Patent and Trademark Office, the United States Copyright Office or any federal, state, local or foreign court) or regarding Grantor’s ownership, right to use, or interest in any Intellectual Property Collateral.  Grantor shall provide to Secured Party any information with respect thereto requested by Secured Party.

(e)  In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, Grantor, effective upon the occurrence and during the continuation of an Event of Default, hereby assigns, transfers and conveys to Secured Party the nonexclusive right and license to use all trademarks, tradenames, copyrights, patents or technical processes (including, without limitation, the Intellectual Property Collateral) owned or used by Grantor that relate to the Collateral and any other collateral granted by Grantor as security for the Secured Obligations, together with any goodwill associated therewith, all to the extent necessary to enable Secured Party to realize on the Collateral in accordance with this Agreement and to enable any transferee or assignee of the Collateral to enjoy the benefits of the Collateral.  This right shall inure to the benefit of all successors, assigns and transferees of Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to Grantor.  In addition, Grantor hereby grants to Secured Party and its employees, representatives and agents the right to visit Grantor’s and any of its Affiliate’s or subcontractor’s plants, facilities and other places of business that are utilized in connection with the manufacture, production, inspection, storage or sale of products and services sold or delivered under any of the Intellectual Property Collateral (or which were so utilized during the prior six month period), and to inspect the quality control and all other records relating thereto upon reasonable advance written notice to Grantor and at reasonable dates and times and as often as may be reasonably requested.  If and to the extent that Grantor is permitted to license the Intellectual Property Collateral, Secured Party shall promptly enter into a non-disturbance agreement or other similar arrangement, at Grantor’s request and expense, with Grantor and any licensee of any Intellectual Property Collateral permitted hereunder in form and substance reasonably satisfactory to Secured Party pursuant to which (i) Secured Party shall agree not to disturb or interfere with such licensee’s rights under its license agreement with Grantor so long as such licensee is not in default thereunder, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it is subject to the security interest created in favor of Secured Party and the other terms of this Agreement.

Section 11.                                   Special Provisions With Respect to the Assigned Agreements.

(a)  Grantor shall at its expense:

(i)                                     if consistent with sound business practices, perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements in full force and effect, enforce the Assigned Agreements in accordance with their terms, and take all such action to such end as may be from time to time requested by Secured Party; and

(ii)                                  upon the reasonable request of Secured Party, furnish to Secured Party, promptly upon receipt thereof, copies of all notices, requests and other documents received by Grantor under or pursuant to the Assigned Agreements, and from time to time (A) furnish to Secured Party such information and reports regarding the Assigned Agreements as Secured Party may reasonably request and (B) upon request of Secured Party make to the parties to such Assigned Agreements such demands and requests for information and reports or for action as Grantor is entitled to make under the Assigned Agreements.

(b)  Upon the occurrence and during the continuance of an Event of Default, Grantor shall not:

(i)                                     cancel or terminate any of the Assigned Agreements or consent to or accept any cancellation or termination thereof;

(ii)                                  amend or otherwise modify the Assigned Agreements or give any consent, waiver or approval thereunder;

(iii)                               waive any default under or breach of the Assigned Agreements;

(iv)                              consent to or permit or accept any prepayment of amounts to become due under or in connection with the Assigned Agreements, except as expressly provided therein; or

(v)                                 take any other action in connection with the Assigned Agreements that could reasonably be expected to materially impair the value of the interest or rights of Grantor thereunder or that could reasonably be expected to materially impair the interest or rights of Secured Party.

Section 12.                                   Delivery of Schedules.  The parties agree and acknowledge that the various schedules contemplated by this Agreement shall be delivered by Grantor to Secured Party no later than five business days following the date hereof.

Section 13.                                   Secured Party Appointed Attorney-in-Fact.

Grantor hereby irrevocably appoints Secured Party as Grantor’s attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, Secured Party or otherwise, from time to time in Secured Party’s discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

(a)  upon the occurrence and during the continuance of an Event of Default, to obtain and adjust insurance required to be maintained by Grantor or paid to Secured Party pursuant to Section 7;

(b)  upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)  upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above;

(d)  upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

(e)  to pay or discharge taxes or Securities (other than Securities permitted under this Agreement or the Loan Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of Grantor to Secured Party, due and payable immediately without demand;

(f)  upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

(g)  upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Grantor’s expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

Section 14.                                   Secured Party May Perform.

If Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantor under Section 19(b).

Section 15.                                   Standard of Care.

The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

Section 16.                                   Remedies.

(a)  Generally.  If any Event of Default (as defined in the Loan Agreement) shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (iv) take possession of Grantor’s premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Grantor’s equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, (vi) exercise dominion and control over and refuse to permit further withdrawals from any Deposit Account maintained with Secured Party and provide instructions directing the disposition of funds in Deposit Accounts not maintained with Secured Party and (vii) provide entitlement orders with respect to security entitlements and other investment property constituting a part of the Collateral and, without notice to Grantor, transfer to or register in the name of Secured Party or any of its nominees any or all of the Securities Collateral.  Secured may be the purchaser of any or all of the Collateral at any such sale and Secured Party shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Grantor, and Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree.  If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.  Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against Grantor, and Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

(b)  Securities Collateral.

(i)                                     Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended from time to time, or any successor statute (the “Securities Act”) and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Securities Collateral conducted without prior registration or qualification of such Securities Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Grantor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances and the registration rights granted to Secured Party by Grantor pursuant hereto and notwithstanding the provisions of Section 9610(c) of the UCC, which Grantor hereby waives, Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.  If Secured Party determines to exercise its right to sell any or all of the Securities Collateral, upon written request, Grantor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the number of shares and other instruments included in the Securities Collateral which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(ii)                                  If Secured Party shall determine to exercise its right to sell all or any of the Securities Collateral pursuant to this Section, Grantor agrees that, upon request of Secured Party (which request may be made by Secured Party in its sole discretion), Grantor will, at its own expense (A) execute and deliver, and cause each issuer of the Securities Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of Secured Party, advisable to register such Securities Collateral under the provisions of the Securities Act and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of Secured Party, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto; (B) use its best efforts to qualify the Securities

Collateral under all applicable state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Securities Collateral, as requested by Secured Party; (C) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act; (D) do or cause to be done all such other acts and things as may be necessary to make such sale of the Securities Collateral or any part thereof valid and binding and in compliance with applicable law; and (E) bear all costs and expenses, including reasonable attorneys’ fees, of carrying out its obligations under this Section.

(c)  Without limiting the generality of sections 11 and 12 of the Loan Agreement, in the event of any public sale described herein, Grantor agrees to indemnify and hold harmless Secured Party and each of their respective directors, officers, employees and agents from and against any loss, fee, cost, expense, damage, liability or claim, joint or several, to which any such Persons may become subject or for which any of them may be liable, under the Securities Act or otherwise, insofar as such losses, fees, costs, expenses, damages, liabilities or claims (or any litigation commenced or threatened in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement, prospectus or other such document published or filed in connection with such public sale, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Secured Party and such other Persons for any legal or other expenses reasonably incurred by Secured Party and such other Persons in connection with any litigation, of any nature whatsoever, commenced or threatened in respect thereof (including any and all fees, costs and expenses whatsoever reasonably incurred by Secured Party and such other Persons and counsel for Secured Party and such other Persons in investigating, preparing for, defending against or providing evidence, producing documents or taking any other action in respect of, any such commenced or threatened litigation or any claims asserted).  This indemnity shall be in addition to any liability which Grantor may otherwise have and shall extend upon the same terms and conditions to each Person, if any, that controls Secured Party or such Persons within the meaning of the Securities Act.

Section 17.                                   Additional Remedies for Intellectual Property Collateral.

(a)  Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, (i) Secured Party shall have the right (but not the obligation) to bring suit, in the name of Grantor, Secured Party or otherwise, to enforce any Intellectual Property Collateral, in which event Grantor shall, at the request of Secured Party, do any and all lawful acts and execute any and all documents required by Secured Party in aid of such enforcement and Grantor shall promptly, upon demand, reimburse and indemnify Secured Party as provided in Sections 11 and 12 of the Loan Agreement and Section 19 hereof, as applicable, in connection with the exercise of its rights under this Section, and, to the extent that Secured Party shall elect not to bring suit to enforce any Intellectual Property Collateral as provided in this Section, Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property Collateral by others and for that purpose agrees to use its commercially reasonable judgement in maintaining any action, suit or proceeding against any Person so infringing reasonably necessary to prevent such infringement; (ii) upon written demand from Secured Party, Grantor shall execute and deliver to Secured Party an assignment or assignments of the Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; (iii) Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Secured Party (or any Lender) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property Collateral; and (iv) within five Business Days after written notice from Secured Party, Grantor shall make available to Secured Party, to the extent within Grantor’s power and authority, such personnel in Grantor’s employ on the date of such Event of Default as Secured Party may reasonably designate, by name, title or job responsibility, to permit Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by Grantor under or in connection with the Trademarks, Trademark Registrations and Trademark Rights, such persons to be available to perform their prior functions on Secured Party’s behalf and to be compensated by Secured Party at Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

(b)  If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to Secured Party of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of Grantor, Secured Party shall promptly execute and deliver to Grantor such assignments as may be necessary to reassign to Grantor any such rights, title and interests as may have been assigned to Secured Party as aforesaid, subject to any disposition thereof that may have been made by Secured Party; provided, after giving effect to such reassignment, Secured Party’s security interest granted pursuant hereto, as well as all other rights and remedies of Secured Party granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of all Securities other than Securities (if any) encumbering such rights, title and interest at the time of their assignment to Secured Party and Securities permitted by the Loan Agreement.

Section 18.                                   Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in the following order of priority:

FIRST:                                                           To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all advances made by Secured Party hereunder for the account of Grantor, and to the payment of all costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder;

SECOND:                                            To the payment of all other Secured Obligations, as provided in the Loan Agreement; and

THIRD:                                                       To the payment to or upon the order of Company, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

Section 19.                                   Indemnity and Expenses.

(a)  Grantor agrees to indemnify Secured Party from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including without limitation enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b)  Grantor  agrees to pay to Secured Party upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Grantor to perform or observe any of the provisions hereof.

(c)  The obligations of Grantor in this Section 19 shall (i) survive the termination of this Agreement and the discharge of Grantor’s other obligations under this Agreement, the Loan Agreement and the other Finance Documents.

Section 20.                                   Continuing Security Interest; Transfer of Loans; Termination and Release.

(a)  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (ii) be binding upon Grantor and its respective successors and assigns, and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns.

(b)  Upon the payment in full of all Secured Obligations and the cancellation or termination of the Commitment, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor.  Upon any such termination Secured Party will, at Grantor’s expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

Section 21.                                   [RESERVED].

Section 22.                                   [RESERVED].

Section 23.                                   Amendments; Etc.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Grantor.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 24.                                   Notices.

Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as provided in subsection 21.2 of the Loan Agreement or as set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

Section 25.                                   Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 26.                                   Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 27.                                   Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 28.                                   Governing Law; Terms; Rules of Construction.

(a)                                  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING WITHOUT LIMITATION SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.  Unless otherwise defined herein or in the Loan Agreement, terms used in Divisions 8 and 9 of the Uniform Commercial Code in the State of California are used herein as therein defined.

(b)                                 Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.  The use in this Agreement of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 29.                                   Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY  STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA.  BY EXECUTING AND DELIVERING THIS AGREEMENT, GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 24; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 29

RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 410.40 OR OTHERWISE.

Section 30.                                   Waiver of Jury Trial.

GRANTOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  Grantor and Secured Party acknowledge that this waiver is a material inducement for Grantor and Secured Party to enter into a business relationship, that Grantor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings.  Grantor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 30 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 31.                                   Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

Section 32.                                   Suretyship Waivers by Grantor, etc.

(a)  Grantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Secured Obligations.  In furtherance of the foregoing and without limiting the generality thereof, Grantor agrees as follows:  (i) Secured Party may from time to time, without notice or demand and without affecting the validity or enforceability of this Agreement or giving rise to any limitation, impairment or discharge of Grantor’s liability hereunder, (A) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Secured Obligations, (B) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Secured Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (C) request and accept guaranties of the Secured Obligations and take and hold other security for the payment of the Secured Obligations, (D) release, exchange, compromise, subordinate or modify, with or without consideration, any other security for payment of the Secured Obligations, any guaranties of the Secured Obligations, or any other obligation of any Person with respect to the Secured Obligations, (E) enforce and apply any other security now or hereafter held by or for the benefit of Secured Party in respect of the Secured Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Secured Party may have against any such security, as Secured Party in its discretion may determine consistent with the Loan Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (F) exercise any other rights available to Secured Party under the Finance Documents, at law or in equity; and (ii) this Agreement and the obligations of Grantor hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Secured Obligations), including without limitation the occurrence of any of the following, whether or not Grantor shall have had notice or knowledge of any of them:  (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Secured Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Secured Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of the Loan Agreement, any of the other Finance Documents or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Secured Obligations, (C) the Secured Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of indebtedness other than the Secured Obligations, even though Secured Party might have elected to apply such payment to any part or all of the Secured Obligations, (E) any failure to perfect or continue perfection of a security interest in any other collateral which secures any of the Secured Obligations, (F) any defenses, set-offs or counterclaims which Company may allege or assert against Secured in respect of the Secured Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Grantor as an obligor in respect of the Secured Obligations.

(b)  Grantor hereby waives, for the benefit of Secured Party:  (i) any right to require Secured Party, as a condition of payment or performance by Grantor, to (A) proceed against Company, any guarantor of the Secured Obligations or any other Person, (B) proceed against or exhaust any other security held from Company, any guarantor of the Secured Obligations or any other Person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of Secured Party in favor of Company or any other Person, or (D) pursue any other remedy in the power of Secured Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Secured Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Secured Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon Secured Party’s errors or omissions in the administration of the Secured Obligations, except behavior which amounts to bad faith; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of Grantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting Grantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that Secured Party protect, secure, perfect or insure any other security interest or lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, notices of default under the Loan Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Secured Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in the preceding paragraph and any right to consent to any thereof; and (vii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

(c)  As used in this Section 32(c), any reference to “the principal” includes Company, and any reference to “the creditor” includes Secured Party.  In accordance with Section 2856 of the California Civil Code Grantor waives any and all rights and defenses available to Grantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including without limitation any and all rights or defenses Grantor or any guarantor of the Secured Obligations may have because the Secured Obligations are secured by real property.  This means, among other things:  (1) the creditor may collect from Grantor without first foreclosing on any real or personal property collateral pledged by the principal; and (2) if the creditor forecloses on any real property collateral pledged by the principal: (A) the amount of the Secured Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (B) the creditor may collect from Grantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right Grantor may have to collect from the principal.  This is an unconditional and irrevocable waiver of any right and defenses Grantor may have because the Secured Obligations are secured by real property.  These rights and defenses include, but are not limited to, any rights and defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Grantor also waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for any of the Secured Obligations, has destroyed Grantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any guarantor of any of the Secured Obligations, has destroyed Grantor’s rights of contribution against such guarantor.   No other provision of this Agreement shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 32(c).

(d)  Until the Secured Obligations shall have been paid in full and the Commitment shall have terminated, Grantor shall withhold exercise of (i) any claim, right or remedy, direct or indirect, that Grantor now has or may hereafter have against Company or any of its assets in connection with this Agreement or the performance by Grantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute  (including without limitation under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including without limitation (A) any right of subrogation, reimbursement or indemnification that Grantor now has or may hereafter have against Company, (B) any right to enforce, or to participate in, any claim, right or remedy that Secured now has or may hereafter have against Company, and (C) any benefit of, and any right to participate in, any other collateral or security now or hereafter held by Secured Party, and (ii) any right of contribution Grantor may have against any guarantor of the Secured Obligations.  Grantor further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Grantor may have against Company or against any other collateral or security, and any rights of contribution Grantor may have against any such guarantor, shall be junior and subordinate to any rights Secured Party may have against Company, to all right, title and interest Secured Party may have in any such other collateral or security, and to any right Secured Party may have against any such guarantor.

Section 33.                                   Secured Party shall have no obligation to disclose or discuss with Grantor its assessment, or Grantor’s assessment, of the financial condition of Company.  Grantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Finance Documents, and Grantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Secured Obligations.  Grantor hereby waives and relinquishes any duty on the part of Secured Party to disclose any matter, fact or thing relating to the business, operations or condition of Company now known or hereafter known by Secured Party.

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IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Insignia Solutions, Inc.

By:	/s/ Richard M. Noling
Name:	Richard M. Noling
Title:	C.E.O.

ESMERTEC A.G., as Secured Party

By:	/s/ Alain Blancquart
Name:	Alain Blancquart
Title:	C.E.O.

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